Exhibit 99.1

Protalix BioTherapeutics Announces 1-for-10 Reverse Stock Split

CARMIEL, Israel, December 9, 2019 -- Protalix BioTherapeutics, Inc. (NYSE American: PLX) (TASE: PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system, today announced that, at the Company’s Special Meeting of Stockholders, its stockholders approved an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-10 and to reduce the total number of authorized shares of the common stock from 350 million shares to 120 million shares.

“We want to thank our stockholders for this important vote and show of support for the Company,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “This action is part of our plan to regain compliance with the continued listing guidelines of the NYSE American. We believe that the reverse stock split will result in our common stock being more attractive to a broader range of institutional and other investors which should further build value for our stockholders.”

The 1-for-10 reverse stock split of the Company’s common stock is scheduled to become effective at midnight, December 19, 2019. Beginning on December 20, 2019, the Company’s common stock will trade on the NYSE American on a post-split basis under a new CUSIP number, 74365A 309. The Company’s common stock will continue to trade on the NYSE American under the symbol “PLX.”

Upon effectiveness of the reverse stock split, every 10 shares of the Company’s outstanding common stock will be converted to one share of common stock. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase common stock and to the conversion ratio of the Company’s outstanding 7.5% convertible promissory notes due 2021.

The reverse stock split will not affect any stockholder’s ownership percentage of the Company’s common stock, except to the extent that the reverse stock split would result in any stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. The number of outstanding shares will be reduced from approximately 148.38 million shares to approximately 14.84 million shares.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. American Stock Transfer & Trust Company, LLC can be reached at 877-248-6417 (toll free) or 718-921-8317.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 15, 2019, a copy of which is also available at www.sec.gov or at https://www.protalix.com/ under the SEC Filings tab located on the Investors page.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries.  Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights. Protalix’s development pipeline consists of proprietary, potentially clinically superior versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others.  Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, but are not limited to: capital market risks; our ability to raise additional capital when needed; and other risk factors identified in Part I, Item 1A “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019, as filed with the U.S. Securities and Exchange Commission (SEC) and in other reports we file from time to time with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all available at www.sec.gov. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact
Chuck Padala, Managing Director
LifeSci Advisors
646-627-8390
chuck@lifesciadvisors.com

Media Contact
Doug Russell
LaVoieHealthScience
617-953-0120
drussell@lavoiehealthscience.com

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